NORTH AMERICAN PALLADIUM LTD.

MATERIAL CHANGE REPORT

To:	British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
Ontario Securities Commission
Commission des valeurs mobilières du Québec
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador

Item 1. Reporting Issuer

The reporting issuer filing this material change report is North American Palladium Ltd. (the “Corporation”), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

Item 2. Date of Material Change

November 29, 2006.

Item 3. News Release

A news release was issued on November 30, 2006 through CCN Matthews news wire service.

Item 4. Summary of Material Change

The Corporation announced the resignation of Mr. Ian M. MacNeily, Vice President, Finance and Chief Financial Officer effective January 21, 2007. Mr. MacNeily has decided to resign from the Company in order to pursue other business opportunities.

Item 5. Full Description of Material Change

The Corporation announced the resignation of Mr. Ian M. MacNeily, Vice President, Finance and Chief Financial Officer effective January 21, 2007. Mr. MacNeily has decided to resign from the Company in order to pursue other business opportunities.

In making the announcement, Jim Excell, President and CEO stated, "Ian has done an outstanding job at NAP since joining the company. His financial leadership has been very instrumental in helping the company successfully position itself for continued growth and performance. We wish Ian every success in his new ventures."

The Corporation will immediately begin a search, both internally and externally, for Mr. MacNeily’s successor.

Item 6. Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

N/A

Item 7. Omitted Information

N/A

Item 8. Executive Officer

Mary D. Batoff, Vice President, Legal & Secretary

Tel.: 416-360-7971 ext. 225

Item 9. Date of Report

November 30, 2006.